SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PPL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PPL Corporation
Notice of Annual Meeting
April 28, 2006
and
Proxy Statement

Notice of Annual Meeting of Shareowners
           The Annual Meeting of Shareowners of PPL Corporation (“PPL” or the “Company”) will be held at the Holiday Inn, located in Fogelsville, Pennsylvania, on Friday, April 28, 2006, at 10:00 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1.	Election of four directors for a term of three years.

2.	The re-approval of the Short-Term Incentive Plan.

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2006.

4.	Consideration of one shareowner proposal, if properly presented, as described in the accompanying Proxy Statement.
      The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the Annual Meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.
      After reading the Proxy Statement, please follow the instructions on the enclosed Proxy for voting over the Internet, by telephone or by returning your Proxy marked, signed and dated as soon as possible to assure your representation at the Annual Meeting. Only shareowners of record at the close of business on Tuesday, February 28, 2006, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Annual Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By Order of the Board of Directors,

Robert J. Grey
Secretary
March 20, 2006

Proxy Statement
             The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to shareowners on or about March 20, 2006.
OUTSTANDING STOCK AND VOTING RIGHTS
      The Board of Directors has established Tuesday, February 28, 2006, as the record date for shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. The articles of incorporation of PPL divide its voting stock into two classes: Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 380,231,276 shares of common stock was outstanding on the Record Date. All common stock and stock option amounts and exercise prices of stock options included in this Proxy Statement reflect the 2-for-1 common stock split that was completed in August 2005. Each outstanding share of common stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.
      The following table sets forth the stock ownership of each person known by the Company to be the beneficial owner of five percent (5%) or more of the Company’s common stock as of February 15, 2006:

		Amount and Nature
	Name and Address of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class

Common Stock	Capital Research Management Company 333 South Hope Street Los Angeles, CA 90071 (1)	24,274,000 shares (2)	6.4%

(1)	The source of this information is a Schedule 13G filed on February 10, 2006 by Capital Research and Management Company. In the 13G, Capital Research and Management Company has disclaimed beneficial ownership pursuant to Rule 13d-4.

(2)	22,274,000 of the shares that are beneficially owned are held by unaffiliated third-party client accounts managed by Capital Research and Management Company, as investment adviser. Of these shares, Capital Research has sole voting power of 10,374,000 shares.
      Execution of the Proxy will not affect a shareowner’s right to attend the Annual Meeting and vote in person. Any shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary on an executed Proxy, the Proxy solicited hereby will be voted FOR the election of directors, FOR the re-approval of the Short-Term Incentive Plan, FOR the ratification of the appointment of independent registered public accounting firm (“independent auditor”) and AGAINST the shareowner proposal. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the election of directors and for Proposals 2 and 3 if you do not timely provide your Proxy because these matters are considered “routine” under the applicable rules. Abstentions and broker non-votes are not counted as either “yes” or “no” votes.
      Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by PPL Services Corporation, as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant’s account will be voted in accordance with the participant’s instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if Proxies are not returned.
      To preserve voter confidentiality, the Company voluntarily limits access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

      Regarding Proposal 1 (Election of Directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number, which is beside that person’s name in the list of nominees, in the box provided to the right of such list on the accompanying Proxy or by following the instructions if voting over the Internet or by telephone. In order to be approved, each of Proposal 2 (Re-approval of Short-Term Incentive Plan) and Proposal 3 (Ratification of the Appointment of Independent Registered Public Accounting Firm) must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class. In order for the shareowner proposal (Proposal 4) to be approved, it must be properly presented at the Annual Meeting and it must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class. A meeting of shareowners of the Company duly called shall not be organized for the transaction of business unless a quorum is present. The presence of shareowners entitled to cast at least a majority of the votes that all shareowners are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter.
PROPOSAL 1: ELECTION OF DIRECTORS
      PPL has a classified Board of Directors, currently consisting of 12 directors divided into three classes. These classes consist of four directors whose terms will expire at the 2006 Annual Meeting, four directors whose terms will expire at the 2007 Annual Meeting, and four directors whose terms will expire at the 2008 Annual Meeting.
      The nominees this year are John W. Conway, E. Allen Deaver, James H. Miller and Susan M. Stalnecker. The nominees are currently serving as directors. Messrs. Conway and Deaver and Ms. Stalnecker were elected by the shareowners at the 2003 Annual Meeting, and Mr. Miller was elected by the Board of Directors effective August 1, 2005. If elected by the shareowners, Messrs. Conway, Deaver, Miller and Ms. Stalnecker would serve until the 2009 Annual Meeting and until their successors are elected and qualified. Following the election of these four nominees, there will be 12 members of the Board of Directors, consisting of three classes: four directors whose terms would expire at the 2007 Annual Meeting, four directors whose terms would expire at the 2008 Annual Meeting, and four directors whose terms would expire at the 2009 Annual Meeting.
      The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.
The Board of Directors
recommends that shareowners vote FOR Proposal 1
NOMINEES FOR DIRECTORS:

JOHN W. CONWAY, 60, is Chairman of the Board, President and Chief Executive Officer of Crown Holdings, Inc. of Philadelphia, Pennsylvania, a position he has held since February 2001. Prior to that time, he served as President and Chief Operating Officer. Crown is a leading international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past-Chairman of the Can Manufacturers Institute. He received his B.A. in Economics from the University of Virginia and his law degree from Columbia Law School. He is a member of the Compensation and Corporate Governance and Finance Committees. He has been a director since 2000.

E. ALLEN DEAVER, 70, retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., of Lancaster, Pennsylvania. He is a director of the Geisinger Health System. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering. Mr. Deaver is chair of the Compensation and Corporate Governance Committee and a member of the Executive, Finance and Nuclear Oversight Committees. He also serves as the presiding director who chairs executive sessions of the independent directors. He has been a director since 1991.

JAMES H. MILLER, 57, is President and Chief Operating Officer of PPL Corporation. Prior to his current appointment in August 2005, Mr. Miller was named Executive Vice President in January 2004, and Chief Operating Officer in September 2004, and also served as President of PPL Generation, LLC, a PPL Corporation subsidiary that operates power plants in the United States. He also serves as a director of PPL Electric Utilities Corporation and a manager of PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995, and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. Mr. Miller has been a Director since August 2005.

SUSAN M. STALNECKER, 53, is Vice President, Risk Management, of E. I. du Pont de Nemours and Company, of Wilmington, Delaware. Before being named to her current position in June 2005, she served as Vice President—Government and Consumer Markets, DuPont Safety & Protection since January 2003, and as Vice President—Finance and Treasurer since 1998. DuPont delivers science-based solutions for markets that make a difference in people’s lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. Ms. Stalnecker serves on the board of Duke University and is President of the Board of Trustees of the Delaware Art Museum. Ms. Stalnecker received a bachelor’s degree from Duke University and her M.B.A. from the Wharton School of Graduate Business at the University of Pennsylvania. She is a member of the Audit and Finance Committees. She has been a director since December 2001.
DIRECTORS CONTINUING IN OFFICE:

FREDERICK M. BERNTHAL, 63, is President of Universities Research Association (“URA”), a position he has held since 1994. Located in Washington, D.C., URA is a consortium of 90 leading research universities engaged in the construction and operation of major research facilities. URA is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a Bachelor of Science degree in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit and Executive Committees. He has been a director since 1997; his term expires in 2008.

JOHN R. BIGGAR, 61, is Executive Vice President and Chief Financial Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation, and as a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC, subsidiaries of PPL Corporation. He is a member of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Biggar joined the Company in 1969. Before being named to his current position in 2001, he served as Senior Vice President and Chief Financial Officer as well as Vice President—Finance. Mr. Biggar serves as a member of the Board of Trustees of Lycoming College. He earned a bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. Mr. Biggar has been a director since 2001; his term expires in 2008.

LOUISE K. GOESER, 52, is President and Chief Executive Officer of Ford of Mexico, a position she has held since January 2005. Ford of Mexico manufactures cars, trucks and related parts and accessories. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. In that position, she was responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford cars, trucks and components worldwide. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser received a bachelor’s degree in mathematics from Pennsylvania State University and a master’s degree in business administration from the University of Pittsburgh. She is a member of the Compensation and Corporate Governance Committee and has been a director since 2003; her term expires in 2008.

WILLIAM F. HECHT, 63, is Chairman and Chief Executive Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation and as a manager of PPL Energy Supply, LLC, subsidiaries of PPL Corporation. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined PPL in 1964. He was elected President and Chief Operating Officer in 1991 and has served in his present position since 1993. Mr. Hecht is a director of DENTSPLY International Inc., the Federal Reserve Bank of Philadelphia and RenaissanceRe Holdings Ltd., and serves on the board of a number of civic and charitable organizations. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Hecht has been a director since 1990. While his term ends in 2007, the Company announced in February 2006 that Mr. Hecht will retire from the Company, including the Board, before the end of 2006.

STUART HEYDT, 66, retired in 2000 as Chief Executive Officer of the Geisinger Health System, a position he held since 1991. He is past president and a Distinguished Fellow of the American College of Physician Executives. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is chair of the Audit Committee and a member of the Compensation and Corporate Governance, Executive and Nuclear Oversight Committees. Dr. Heydt has been a director since 1991; his term ends in 2007.

CRAIG A. ROGERSON, 49, is President and Chief Executive Officer of Hercules Incorporated, a position he has held since December 2003. He also serves as a director of Hercules. Located in Wilmington, Delaware, Hercules is a leading manufacturer and marketer of specialty chemicals and related services for a broad range of business, consumer and industrial applications. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as President and Chief Executive Officer of Wacker Silicones Corporation in 1997. He returned to Hercules in 2000 as President of the BetzDearborn Division. Following the sale of that business to General Electric in 2002, he remained with Hercules as President of the FiberVisions and Pinova divisions until he was named President and Chief Executive Officer of Hercules in December 2003. Mr. Rogerson also serves on the board of the American Chemistry Council. He holds a chemical engineering degree from Michigan State University. He is a member of the Nuclear Oversight Committee and has been a director since September 2005; his term ends in 2007.

W. KEITH SMITH, 71, served as Vice Chairman of Mellon Financial Corporation and Senior Vice Chairman of Mellon Bank, N.A., of Pittsburgh, Pennsylvania, as well as a director of both organizations, until his retirement in December 1998. Mr. Smith also is a director of DENTSPLY International Inc. He currently serves as the chairman of Allegheny General Hospital and is on the boards of West Penn Allegheny Health System, Invesmart, Inc., Baytree Bancorp., Inc., Baytree National Bank and Trust Co., and Robert Morris University. Mr. Smith received a Bachelor of Commerce degree from the University of Saskatchewan, his M.B.A. from the University of Western Ontario, and is a Chartered Accountant. He is chair of the Finance Committee and a member of the Audit Committee. Mr. Smith has been a director since 2000; his term ends in 2007.

KEITH H. WILLIAMSON, 53, is President of the Capital Services Division of Pitney Bowes Inc., a position he has held since 1999. Pitney Bowes is a global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. He joined Pitney Bowes in 1988 and held a series of positions in the company’s tax, finance and legal operations, including oversight of the treasury function and rating agency activity. Mr. Williamson earned a B.A. from Brown University, a J.D. and M.B.A. from Harvard University and an LL.M. in taxation from New York University Law School. He is a member of the Finance Committee and has been a director since September 2005; his term ends in 2008.
GOVERNANCE OF THE COMPANY
Board of Directors
      Attendance. The Board of Directors met six times during 2005. Each director attended at least 75% of the meetings held by the Board and the Committees on which they served during the year. The average attendance of directors at Board and Committee meetings held during 2005 was 98%. Directors are expected to attend all meetings of the Board, the Committees on which they serve and shareowners. All directors attended the 2005 Annual Meeting of Shareowners.
      Independence of Directors. At its January 2006 meeting, the Board determined that the following directors (constituting all of PPL’s non-employee directors) are independent from the Company and management under the categorical standard of independence of the Company and under applicable New York Stock Exchange (“NYSE”) listing standards: Drs. Bernthal and Heydt, Messrs. Conway, Deaver, Rogerson, Smith and Williamson, and Mss. Goeser and Stalnecker. In reaching this conclusion, the Board considered all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries. From time to time, subsidiaries of the Company have transacted business in the ordinary course with companies with which several of our directors are affiliated, including an affiliate of Crown Holdings, Inc. (Mr. Conway), E. I. du Pont de Nemours and Company and its affiliates (Ms. Stalnecker), Ford Motor Company and its affiliates (Ms. Goeser) and Pitney Bowes Inc. and its affiliates (Mr. Williamson). The

Board determined that all of these relationships were immaterial. Under the categorical standard of independence that the Board adopted for the Company:

•	Business transactions between the Company (and its subsidiaries) and a director’s employer or the employer of the director’s “immediate family member,” as defined by the rules of the NYSE, not involving more than 2% of the employer’s consolidated gross revenues in any fiscal year, will not impair the director’s independence.
      Also, pursuant to NYSE standards, a director is not independent from the Company and management if, within the last three years, the director or an immediate family member of the director:

•	Is or has been an employee of the Company (and its subsidiaries), in the case of the director, or is or has been an executive officer of the Company (and its subsidiaries), in the case of an immediate family member of the director;

•	Has received more than $100,000 in direct compensation from the Company (and its subsidiaries) during any 12-month period (excluding director or committee fees);

•	Is or was a partner or employee of any of the auditors of the Company, subject to certain exceptions;

•	Is or was employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•	Is a current employee, in the case of the director, or is a current executive officer, in the case of an immediate family member, of a company that has made payments to, or received payments from, the Company for property or services in an amount which exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
      In addition to the independence requirements set forth above, the Board evaluates additional independence requirements under applicable Securities and Exchange Commission (“SEC”) rules for directors who are members of the audit committee. If determined to be independent pursuant to the standards set forth above, a director also will be deemed to be independent for purposes of being a member of the audit committee if:

•	The director does not directly or indirectly, including through certain family members, receive any consulting, advisory or other compensatory fee from the Company (and its subsidiaries) except in such person’s capacity as a director or committee member; and

•	The director is not an “affiliated person” of the Company (or any of its subsidiaries), meaning that the director does not directly or indirectly (through one or more intermediaries) control, is not controlled by or is not under common control with the Company (and its subsidiaries), all within the meaning of applicable securities laws.
      Executive Sessions; Presiding and Lead Director. The independent directors meet in regular executive sessions during each Board meeting without management present. The Board has designated Mr. Deaver as the presiding director to chair these executive sessions. Mr. Deaver also serves as the “lead” director of the Board.
      Guidelines for Corporate Governance. In January 2006, the Company enhanced its Guidelines for Corporate Governance. The full text of the Guidelines can be found in the Corporate Governance section of the Company’s Web site (www.pplweb.com/about/corporate+governance.htm), and is available in print, without charge, to any shareowner who requests a copy.
      Communications with the Board. Shareowners or other parties interested in communicating with the presiding director, with the Board or with the independent directors as a group may write to the Presiding Director or the Board of Directors c/o Corporate Secretary’s Office, PPL Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. The Secretary of the Company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of the Company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

      Code of Ethics. The Company maintains its Standards of Conduct and Integrity, which are applicable to all Board members and employees of the Company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the Company. The full text of the Standards can be found in the Corporate Governance section of the Company’s Web site (www.pplweb.com/about/corporate+governance.htm), and is available in print, without charge, to any shareowner who requests a copy.
Board Committees
      The Board of Directors has five standing committees—the Executive, Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees. Each non-employee director usually serves on one or more of these committees. The Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees are composed entirely of independent directors. The charters of all of the committees are available in the Corporate Governance section of the Company’s Web site (www.pplweb.com/about/corporate+governance.htm), and are available in print, without charge, to any shareowner who requests a copy.
      Executive Committee. During the periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee met six times in 2005. The members of the Executive Committee are Mr. Hecht (chair), Drs. Bernthal and Heydt and Mr. Deaver.
      Compensation and Corporate Governance Committee. The principal functions of the Compensation and Corporate Governance Committee (“C&CGC”) are: (i) to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; (ii) to identify and recommend to the Board of Directors candidates for election to the Board; (iii) to review the fees paid to outside directors for their services on the Board of Directors and its Committees; (iv) to establish and administer programs for evaluating the performance of Board members; and (v) to review management’s succession planning. Another principal committee function is to develop and recommend to the Board corporate governance guidelines for the Company. All of the members of the C&CGC are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Internal Revenue Service, and the Company’s standards of independence described above under the heading of “Independence of Directors.” This committee met four times in 2005. The members of the C&CGC are Mr. Deaver (chair), Mr. Conway, Ms. Goeser and Dr. Heydt.
      The C&CGC establishes guidelines for new directors and evaluates director candidates. In considering candidates, the C&CGC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience. The Company believes that prior business experience is valuable, and it seeks to have certain prior experience on the Board, such as financial, operating and nuclear.
      In addition, the C&CGC seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests. Finally, the C&CGC seeks individuals who are capable of devoting the required amount of time to serve effectively, including preparation time and attendance at Board, Committee and shareowner meetings.
      Nominations for the election of directors may be made by the Board of Directors or the C&CGC or by any shareowner entitled to vote in the election of directors generally. If the C&CGC or management identifies a need to add a new Board member to fulfill a special need or to fill a vacancy, the C&CGC usually retains a third-party search firm to identify a candidate or candidates. The C&CGC seeks prospective nominees through personal referrals, independent inquiries by directors and search firms.
      Once the C&CGC has identified a prospective nominee, it generally requests the third-party search firm to gather additional information about the prospective nominee’s background and experience. The Chairman and Chief Executive Officer and at least one member of the C&CGC then interview the prospective candidates in person. After completing the interview and evaluation process, which includes evaluating the prospective nominee against the standards and qualifications set out in the Company’s Guidelines for Corporate

Governance, the C&CGC makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board then votes on whether to approve the nominees after considering the recommendation and report of the C&CGC.
      Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: Secretary, PPL Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the Company 75 days prior to the 2007 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee. The exact procedures are included in the Company’s Bylaws, which can be found at the Corporate Governance section of the Company’s Web site (www.pplweb.com/about/corporate+governance.htm).
      Finance Committee. The principal functions of the Finance Committee are: (i) to review and approve annually the business plan for the Company; (ii) to approve specific Company financings and corporate financial policies; (iii) to authorize certain capital expenditures; (iv) to authorize acquisitions and dispositions in excess of $25 million; and (v) to review, approve and monitor the policies and practices of the Company and its subsidiaries in managing financial risk. All of the members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s standards of independence described above under the heading “Independence of Directors.” The Finance Committee met five times in 2005. The members of the Finance Committee are Mr. Smith (chair), Messrs. Conway, Deaver, Williamson and Ms. Stalnecker.
      Nuclear Oversight Committee. The principal functions of the Nuclear Oversight Committee are: (i) to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the Company’s nuclear function; (ii) to advise Company management on nuclear matters; and (iii) to provide advice and recommendations to the Board of Directors concerning the future direction of the Company and management performance related to the nuclear function. All of the members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s standards of independence described above under the heading “Independence of Directors.” The Nuclear Oversight Committee met three times in 2005. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), Messrs. Deaver, Rogerson and Dr. Heydt.
      Audit Committee. The primary function of the Audit Committee is to assist the Company’s Board of Directors in the oversight of: (i) the integrity of the financial statements of the Company and its subsidiaries; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s independent auditor and internal audit function. The Charter of the Audit Committee, which specifies the Audit Committee’s responsibilities, is available on the Company’s Web site (www.pplweb.com/about/corporate+governance.htm). The Audit Committee met nine times during 2005. The members of the Audit Committee are non-employees of the Company, and the Board of Directors has determined that each of its Audit Committee members has met the independence and expertise requirements of the NYSE, the SEC and the Company’s independence standards described above under the heading “Independence of Directors.” The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, Mr. Smith and Ms. Stalnecker. The Company’s Board of Directors has determined that Mr. Smith is an audit committee financial expert for purposes of the rules and regulations of the SEC.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements. Company management is responsible for the preparation and integrity of the Company’s financial statements, the financial reporting process and the associated system of internal controls. The Company’s independent auditor is responsible for auditing the Company’s annual financial statements, expressing an opinion as to whether the financial statements present fairly, in all material respects, the Company’s financial position and results of operations in conformity with generally accepted accounting principles, and expressing opinions as to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor.

      The independent auditor is ultimately accountable to the Audit Committee, which has the sole authority to select, evaluate and replace the independent auditor and to approve all audit engagement fees and terms. In 2005, the Audit Committee adopted a policy to solicit competitive proposals for audit services from independent accounting firms at least once every seven years. The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, including the appropriateness and application of accounting principles.
      The Audit Committee has received the written disclosures and the letter from its independent auditor pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has had discussions with its independent auditor about its independence. The Audit Committee also considered whether the provision of non-audit services by its independent auditor is compatible with maintaining the independence of such independent auditor.
      In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      The Audit Committee has reviewed and discussed management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting. The Audit Committee has also discussed with Company management, the internal auditor and the independent auditor the process utilized in connection with the certifications of the Company’s principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and related SEC rules for the Company’s annual and quarterly filings with the SEC.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
      The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is available on the Company’s Web site (www.pplweb.com/about/corporate+governance.htm). The Audit Committee’s procedures and practices comply with the requirements of the SEC and the NYSE applicable to corporate audit committees.

The Audit Committee

Stuart Heydt, Chair Frederick M. Bernthal W. Keith Smith Susan M. Stalnecker
Compensation of Directors
      Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $95,000 per year, of which a minimum of $60,000 (“Mandatory Deferral”) is allocated to a deferred stock account under the Directors Deferred Compensation Plan (“DDCP”). Effective January 1, 2004, each non-employee director received a one-time additional retainer fee, equal to 7,000 deferred stock units (which reflects the 2-for-1 common stock split completed in August 2005), as a Mandatory Deferral. Any new director joining the Board of Directors in the future also would receive these same deferred stock units. Such deferred stock units have a 5-year restriction period and are subject to forfeiture if the director leaves the Board of Directors before the end of this restriction period. Each non-employee director also receives a fee of $1,500 for attending Board of Directors meetings, Committee meetings and other meetings at the Company’s request, and a fee of $200 for participating in meetings held by telephone conference call. Committee Chairs receive an annual cash retainer of $6,000 for the Committees that they chair, and the Presiding Director receives an annual cash retainer of $30,000.
      Pursuant to the DDCP, non-employee directors may elect to defer all or any part of the fees and any retainer that is not part of the Mandatory Deferral. Under this plan, these directors can defer compensation other than the Mandatory Deferral into a deferred cash account or stock account. Payment of these amounts and accrued interest, together with deferred stock and accrued dividends, is deferred until after the directors’ retirement from the Board of Directors, at which time they can receive these funds and stock in one or more annual installments for a period of up to ten years.
Stock Ownership
      The following table sets forth certain ownership of the Company’s stock as of January 6, 2006, unless otherwise noted:

	Shares of		Percent
	Common Stock		of
Name	Owned(1)		Class(2)

F. M. Bernthal	51,443	(3)	*
J. R. Biggar	309,833	(4)	*
P. T. Champagne	210,585	(5)	*
J. W. Conway	34,801	(6)	*
E. A. Deaver	56,979	(7)(8)	*
L. K. Goeser	13,589	(9)	*
W. F. Hecht	2,014,320	(10)	*
S. Heydt	52,824	(8)(11)	*
J. H. Miller	360,862	(12)	*
R. L. Petersen	172,808	(13)	*
C. A. Rogerson	7,718	(14)	*
W. K. Smith	38,826	(15)	*
S. M. Stalnecker	17,548	(16)	*
K. H. Williamson	7,718	(17)	*
All 21 executive officers and directors as a group	4,200,679	(18)	1.1%

[1]	The number of shares owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; and (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan (“ESOP”).

[2]	A * denotes less than 1.0%.

[3]	Consists of 51,443 shares credited to his deferred stock account under the DDCP.

[4]	Includes 135,486 shares which may be acquired within 60 days upon the exercise of stock options granted under the Company’s Incentive Compensation Plan (“ICP”), and 48,500 restricted stock units.

[5]	Includes 75,559 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP, and 30,040 restricted stock units.

[6]	Includes 32,362 shares credited to his deferred stock account under the DDCP.

[7]	Includes 49,089 shares credited to his deferred stock account under the DDCP.

[8]	Includes additional deferred stock credited to their accounts in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver—4,362 shares and Dr. Heydt—3,252 shares.

[9]	Includes 13,589 shares credited to her deferred stock account under the DDCP.

[10]	Includes 1,588,567 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP, and 128,860 restricted stock units.

[11]	Includes 49,572 shares credited to his deferred stock account under the DDCP.

[12]	Includes 243,947 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP, and 44,140 restricted stock units.

[13]	Includes 65,740 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP, and 27,360 restricted stock units.

[14]	Includes 7,718 shares credited to his deferred stock account under the DDCP.

[15]	Includes 34,826 shares credited to his deferred stock account under the DDCP.

[16]	Includes 17,287 shares credited to her deferred stock account under the DDCP.

[17]	Includes 7,718 shares credited to his deferred stock account under the DDCP.

[18]	Includes 2,625,914 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP, 419,965 restricted stock units and 263,604 shares credited to the directors’ deferred stock accounts under the DDCP.
      During 2004, the Company implemented the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of Company common stock ranging in value from two times to five times base salary, as follows:

Multiple of
Base
Executive Officer	Salary

Chairman & CEO	5x
President and Executive Vice Presidents	3x
Senior Vice Presidents	2x
Presidents of certain operating subsidiaries	2x
      Executive officers with more than five years of service in their executive or non-executive officer position with the Company were expected to achieve their minimum Equity Guidelines level by December 31, 2005. Executive officers with less than five years of service at a guideline level must attain their minimum Equity Guidelines level by the end of their five-year anniversary at that level. As of December 31, 2005, all Named Executive Officers listed on page 13 were in compliance with the Equity Guidelines. Until the minimum Equity Guidelines level is achieved, executive officers are expected to retain in Common Stock (or Common Stock units) 100% of the profit realized from the expiration of the restrictions on the restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the exercise price). To assist the executive officers in achieving or surpassing their minimum Equity Guidelines level, the Company implemented the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of their annual cash incentive award in exchange for restricted stock units equal in value at the time of the grant to 140% of the cash amount so deferred (an “Exchange”). See “REPORT OF THE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REGARDING EXECUTIVE COMPENSATION” below for more details on this program.
Section 16(a) Beneficial Ownership Reporting Compliance
      To the Company’s knowledge, the Company’s directors and executives met all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) during 2005.
Retirement Plans for Executive Officers
      PPL officers are eligible for benefits under the PPL Retirement Plan, a defined benefit plan, and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement from a PPL affiliated company. Certain PPL officers are not eligible for PPL Retirement Plan benefits but are eligible for a defined benefit pension from a subsidiary company. For purposes of calculating benefits under the PPL Retirement Plan, the compensation used is base salary, plus certain cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table on page 13. For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned (as described below), as well as dividends paid on restricted stock. To measure compensation for the last year of employment prior to retirement, the PPL Retirement Plan and the SERP use a pro-rated amount of an assumed cash incentive award.

      Benefits payable under the PPL Retirement Plan are subject to limits set forth in the Internal Revenue Code (the “Code”) and are not subject to any deduction for Social Security benefits or any other offset. Benefits are computed on the basis of the life annuity form of pension at normal retirement age of 65. The SERP is an unfunded, non-contributory plan. Unlike the PPL Retirement Plan, the SERP provides for the inclusion of earnings in excess of the limits contained in the Code, including deferred incentive compensation, in the calculation of final average earnings, and for benefits in excess of the limits provided under the Code. Except as described above, benefits payable under the SERP are computed on the same basis as the PPL Retirement Plan and are offset by PPL Retirement Plan benefits and, for those officers eligible for benefits under the old formula described below, the maximum Social Security benefit payable at age 65. Benefits under both plans are reduced for retirement prior to age 60. Generally, absent a specifically authorized exception, no benefit is payable under the SERP if years of credited service are less than 10 years.
      The following table shows the estimated gross annual retirement benefits for executive officers payable under the PPL SERP formula.
Estimated Annual Retirement Benefits
at Normal Retirement Age of 65

Five Year	Years of Service
Average
Annual	15	20	25	30
Compensation	Years	Years	Years	Years

$400,000	$120,000	$160,000	$190,000	$220,000
500,000	150,000	200,000	237,500	275,000
600,000	180,000	240,000	285,000	330,000
700,000	210,000	280,000	332,500	385,000
800,000	240,000	320,000	380,000	440,000
900,000	270,000	360,000	427,500	495,000
1,000,000	300,000	400,000	475,000	550,000
1,100,000	330,000	440,000	522,500	605,000
1,200,000	360,000	480,000	570,000	660,000
1,400,000	420,000	560,000	665,000	770,000
1,600,000	480,000	640,000	760,000	880,000
1,800,000	540,000	720,000	855,000	990,000
2,000,000	600,000	800,000	950,000	1,100,000
2,200,000	660,000	880,000	1,045,000	1,210,000
2,400,000	720,000	960,000	1,140,000	1,320,000
2,600,000	780,000	1,040,000	1,235,000	1,430,000
2,800,000	840,000	1,120,000	1,330,000	1,540,000
      As of January 1, 2006, the years of service under the PPL Retirement Plan for Messrs. Hecht, Miller, Biggar and Champagne were 39, 4, 36 and 4, respectively. Mr. Peterson has a defined benefit from a subsidiary pension plan, which is estimated to pay him a fixed amount of $7,320 annually beginning at age 65 and will be an offset to his SERP benefit. The years of credited service under the SERP for each of these officers are as follows: Mr. Hecht—30 years, Mr. Miller—4, Mr. Biggar—30, Mr. Champagne—17, and Mr. Petersen—24. Effective February 5, 2006, his fifth anniversary of joining the Company, Mr. Miller received five years additional service under the SERP. The Compensation and Corporate Governance Committee granted additional years of service to Mr. Miller as a retention mechanism under the SERP. Mr. Miller will also be granted additional service up to a maximum of 30 years upon attainment of age 60. The total SERP benefit will not increase beyond 30 years for any participant.
      For officers hired on or after January 1, 1998, benefits under the SERP formula were revised as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit was changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of age 30.
      For officers hired prior to January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001, and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.
SUMMARY COMPENSATION TABLE
      The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executives (“Named Executive Officers”) for the last three fiscal years, for service for PPL and its subsidiaries. Messrs. Hecht, Miller and Biggar also served as directors but received no separate remuneration in that capacity.

					Long-Term
	Annual Compensation				Compensation

					Restricted
				Other Annual	Stock		All Other
Name and Principal		Salary(1)	Bonus(1)(2)	Compensation(3)	Award(4)	Options	Compensation(5)
Position	Year	($)	($)	($)	($)	(#)	($)

William F. Hecht	2005	1,121,732	1,236,400	0	1,756,374	368,240	9,279
Chairman and	2004	1,038,462	1,252,200	0	1,627,008	374,580	8,928
Chief Executive Officer	2003	988,923	0	0	1,537,135	391,920	8,180

James H. Miller	2005	673,072	463,650	0	1,151,016	155,800	6,575
President and	2004	480,308	430,400	0	688,267	70,940	6,414
Chief Operating Officer	2003	374,327	0	0	416,016	72,200	6,216

John R. Biggar	2005	494,039	265,200	0	740,579	133,140	7,832
Executive Vice President	2004	469,231	183,900	0	846,686	134,700	7,583
and Chief Financial Officer	2003	444,327	145,059	0	380,783	138,620	7,129

Paul T. Champagne	2005	400,001	216,600	0	333,126	75,540	6,004
President	2004	399,692	238,800	0	333,430	73,780	6,420
PPL EnergyPlus, LLC	2003	389,596	20,670	27,614	397,044	77,360	6,220

Roger L. Petersen	2005	364,616	210,600	0	303,873	67,040	3,000
President-PPL Development	2004	354,446	213,700	7,353	295,966	63,760	35,548
Company, LLC	2003	314,821	0	11,526	368,136	66,420	1,200

[1]	Salary and bonus data include deferred cash compensation. Mr. Hecht deferred $104,000 of salary in 2005 and 2004, and $52,000 of salary in 2003; Mr. Champagne deferred $110,500 of salary and $181,440 of bonus in 2005, $91,000 of salary in 2004, and $84,500 of salary in 2003; and Mr. Petersen deferred $200,600 of bonus in 2005 and $279,446 of salary in 2004.

[2]	Messrs. Miller and Biggar elected to implement an Exchange of $154,550 and $88,400, respectively, of their cash bonus for 2005 for restricted stock units under the Premium Exchange Program. Mr. Biggar elected to implement an Exchange of $183,900 of his cash bonus for 2004 for restricted stock units under the Premium Exchange Program. Messrs. Hecht, Miller, Biggar, Champagne and Petersen elected to implement an Exchange of $744,728, $203,438, $145,059, $186,030 and $178,779, respectively, of their cash bonus for 2003 for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program under “Stock Ownership” above. The value of these restricted stock units is reflected under the “Restricted Stock Award” column of this table.

[3]	Includes taxable travel expense paid to Mr. Petersen of $1,891 in 2004 and $11,526 in 2003. Also includes compensation for vacation earned, but not taken, for Mr. Petersen of $5,462 in 2004.

[4]	The dollar value of restricted common stock awards was calculated by multiplying the number of shares or units awarded by the closing price per share or unit on the date of the grant. As of December 31, 2005, the officers listed in this table held the following number of shares of restricted common stock and restricted stock units, with the following values: Mr. Hecht—155,080 ($4,559,352); Mr. Miller—110,900

($3,260,460); Mr. Biggar—57,780 ($1,698,732); Mr. Champagne—97,280 ($2,860,032); and Mr. Petersen—73,580 ($2,163,252). These year-end data do not include awards made in January 2006 for 2005 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends or dividend equivalents are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for 60,000 shares held by each of Messrs. Miller and Champagne that are restricted until October 1, 2008 for Mr. Miller and May 23, 2018 for Mr. Champagne, and 40,000 shares held by Mr. Petersen that are restricted until March 13, 2011, under their respective retention agreements discussed below.

[5]	Includes Company contributions to the Officers’ Deferred Savings Plan and the ESOP accounts. Also includes relocation expenses of $34,048 paid to Mr. Petersen in 2004.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table provides information on stock options granted to the Named Executive Officers during 2005.

					Grant Date
	Individual Grants(1)				Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to			Grant Date
	Options	Employees	Exercise or	Expiration	Present
Name	Granted	in 2005	Base Price	Date	Value(2)

W. F. Hecht	368,240	22.9%	$26.66	1/26/2015	$3,118.993
J. H. Miller	155,800	9.7	26.66	1/26/2015	1,319,626
J. R. Biggar	133,140	8.3	26.66	1/26/2015	1,127,696
P. T. Champagne	75,540	4.7	26.66	1/26/2015	639,824
R. L. Petersen	67,040	4.2	26.66	1/26/2015	567,829

[1]	Exercisable in three equal annual installments beginning January 27, 2006.

[2]	Values indicated are an estimate based on a discounted Black-Scholes option pricing model. The actual value realized, if any, will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the discounted Black-Scholes option pricing model.
      Assumptions used for the discounted Black-Scholes option pricing model are as follows:

Risk-free interest rate	4.45%
Volatility	18.09%
Dividend yield	3.88%
Time of exercise	10 years
Risk of forfeiture	94.12%

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
      The following table summarizes information for the Named Executive Officers concerning exercises of stock options during 2005 and the number and value of all unexercised stock options as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		December 31, 2005		December 31, 2005
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	#	$	#	#	$	$

W. F. Hecht	311,100	4,288,975	1,210,320	380,360	12,139,706	3,155,194
J. H. Miller	0	0	144,300	71,360	1,614,139	589,973
J. R. Biggar	323,766	2,650,699	0	136,006	0	1,125,941
P. T. Champagne	77,046	652,638	0	74,972	0	622,074
R. L. Petersen	65,794	592,366	0	64,646	0	535,973
      Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $29.35, the average of the high and low price of PPL common stock on December 30, 2005, which was the last day in 2005 on which the New York Stock Exchange was open for business.
CHANGE-IN-CONTROL ARRANGEMENTS
      The Company has entered into agreements with each of the Named Executive Officers, which provide benefits to the officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by the Company, or any prior severance agreement.
      Each of the agreements continues in effect until December 31, 2007, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).
      The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, the Company would provide the officer and dependents with continuation of welfare benefits for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer), and would pay the officer unpaid incentive compensation that has been allocated or awarded for a previous performance period, the maximum prorated awards for the current performance period, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional 36 months, outplacement services for up to three years and a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, the Company would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.
      In addition, in the event of a change in control, the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses under the Incentive Compensation Plan, and all restrictions on the exercise of any outstanding stock options lapse under the Incentive Compensation Plan. PPL has irrevocable trust agreements in place with respect to the funding of benefits under the SERP, the Officers Deferred Compensation Plan and the DDCP. Currently, the trusts are not funded. The trusts provide that immediately prior to a “change in control” (as defined in the trust agreements), the Chief Executive Officer of PPL should authorize an irrevocable cash contribution sufficient to pay all benefits under these plans as of the date of the change in control. Furthermore, within 60 days of the end of each plan year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plan as of the close of each plan year. If funded, the assets of the trusts would be owned by PPL, any income on the trust assets would be taxed to PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency.
RETENTION AGREEMENTS
      PPL has executed agreements with Messrs. Miller, Champagne and Petersen granting Messrs. Miller and Champagne each 60,000 shares of restricted PPL common stock and Mr. Petersen 40,000 shares of restricted stock. The restriction period will lapse on October 1, 2008 for Mr. Miller, May 23, 2018 for Mr. Champagne, and March 13, 2011 for Mr. Petersen. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not “for cause” (as such terms are defined in the agreements). In the event Mr. Miller is terminated “for cause” or he terminates his employment with all PPL-affiliated companies prior to October 1, 2008, all shares of this restricted stock will be forfeited. In the event Mr. Champagne is terminated “for cause” or he terminates his employment with all PPL-affiliated companies prior to May 23, 2018, all shares of this restricted stock will be forfeited. In the event Mr. Petersen is terminated “for cause” or he terminates his employment with all PPL-affiliated companies prior to March 13, 2011, all shares of this restricted stock will be forfeited. Mr. Miller has a provision in his agreement with the Company that provides a benefit to supplement the benefit payable to him under the SERP. This provision utilizes a theoretical SERP benefit after 30 years of service and subtracts the actual SERP benefit to yield a benefit amount under the agreement, but this benefit is forfeited if he fails to remain employed by the Company until age 60.
REPORT OF THE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REGARDING EXECUTIVE COMPENSATION
GENERALLY
      The Compensation and Corporate Governance Committee of the Board of Directors of PPL Corporation (“PPL” or the “Company”) establishes compensation and benefit practices for the executive officers of the Company. This Committee is comprised entirely of independent outside directors. For 2005, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other executive officers who are listed in the Summary Compensation Table on page 13 (“Named Executive Officers”).
COMPENSATION PHILOSOPHY
      The compensation practices for executive officers discussed below are intended to provide a balance of base salary, short-term incentive opportunities tied to achievement of specific corporate performance goals, and long-term awards intended to promote sustained performance over the medium and longer-term. During 2005, the annual cash incentive program continued to be based on objective, measurable goals. Effective for 2005 performance, the long-term incentive program, consisting of restricted stock units and stock options, was designed to balance sustained medium-term (three-year) performance goals, strategic objectives and longer-term growth in shareowner value.
      While a meaningful ownership of PPL common stock by executives has always been an important part of the Company’s compensation philosophy, during 2003 the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of Company Common Stock ranging in value from two times to five times base salary. Executive officers are generally expected to achieve their minimum Equity Guidelines level by December 31, 2005. Executive officers with less than five years of service at a particular guideline level must attain their minimum Equity Guidelines level by the end of their five-year anniversary at that level. Until the minimum ownership amount is achieved, executive officers are expected to retain in Common Stock (or Common Stock units) 100% of the gain realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the exercise price). To assist executive officers in achieving or surpassing their minimum ownership amount, in 2003 the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of the annual cash incentive award for restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period, with only the 40% premium portion subject to forfeiture during the restriction period. These two programs encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. As of December 31, 2005, all Named Executive Officers were in compliance with the Equity Guidelines.
      Other compensation components, including retirement, retention, when appropriate, and change-in-control benefits, are also maintained to enhance the Company’s ability to attract and retain highly qualified executive talent. These compensation components are discussed under specific headings elsewhere in the proxy statement.
COMMITTEE MEETINGS
      The Committee reviews the current levels of compensation, appropriate market reference points and actual performance against approved goals for the performance period over the course of two Committee meetings. The Committee’s independent, nationally recognized compensation consultant provides assistance during this evaluation. Additionally, in making individual pay decisions, the Committee uses the results of individual evaluations of the Chief Executive Officer by each independent Board member and evaluations of the other Named Executive Officers, as well as other executive officers, conducted by the Chief Executive Officer.
BASE SALARIES
      In general, the Committee’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by its independent compensation consultant. In addition, the Committee annually reviews the performance of each executive officer to determine the appropriate level of base salary for that executive officer.
      The Committee reviewed salary ranges for the Named Executive Officers by comparing these salary levels with those at companies of comparable size to the Company in the energy industry and in general industry.
      After reviewing salary data for executive positions at comparable companies, the actual salaries and the performance of each of the Named Executive Officers, the Committee made appropriate salary adjustments for the Chief Executive Officer and the other Named Executive Officers, effective as of January 1, 2005.
INCENTIVE AWARDS
Short-term Incentive—Annual Cash Awards
      Cash incentive awards are made to executive officers for the achievement of specific, independent goals established for each calendar year. For 2005, the following award targets as a percentage of base salary were established for each executive officer, including the Named Executive Officers: Chief Executive Officer—100%; President and Chief Operating Officer—75%; Executive Vice President—65%; and Senior Vice President and Presidents of principal operating subsidiaries—50%.
      Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for the year are established by the Committee, and the Committee reviews actual results at year-end to determine the appropriate goal attainment percentage to apply to the salary targets.
      The goal categories for 2005 included specific financial and operational measures for the Company and its subsidiaries designed to enhance the Company’s position for success in the competitive market. The weightings for each of these categories are generally allocated 60% to the Company’s earnings per share and enhanced shareowner value, and 40% to the financial and operational performance of the Company’s principal operating subsidiaries. Included in the operating goals were specific requirements tied to compliance with the Sarbanes-Oxley Act of 2002. In the case of Mr. Champagne, more weight was given to the performance of the particular operating subsidiary for which he is President.
      The level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position to determine each executive officer’s cash award for 2005 performance.

Long-term Incentive—Restricted Stock Unit and Stock Option Awards
      Effective for 2005 performance, the long-term incentive program was restructured to reduce the weight of stock options and increase the use of restricted stock, and to adjust the basis on which restricted stock incentive awards are made.
Restricted Stock Awards
      Restricted stock incentive awards are based on the achievement of two components: (i) sustained financial and operational results and (ii) specific strategic objectives designed to enable the Company to continue to provide value to its shareowners. Sustained financial and operational achievement was determined by averaging the most recent three years of annual performance measures used for the annual cash awards. Strategic objectives were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL’s wholesale hedging strategy, develop and retain management skills, and establish the financial profile necessary to optimize growth opportunities as the wholesale electricity markets strengthen.
      Awards are made in the form of restricted stock units equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of equity award encourages executive officers to continue their service at the Company. This program also encourages increased stock ownership on the part of the executives and aligns the interests of management and shareowners.
Stock Option Awards
      The Committee may grant the executive officers options to purchase shares of the Company’s common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of the Company.
      The following long-term incentive award targets as a percentage of base salary were established for each executive officer:
Long-term Incentive Program

	Restricted Stock Units		Stock Options

	(Targets as % of Salary)

	Sustained
	Financial and
	Operational	Strategic	Stock Price
Name and Position	Results	Objective Results	Performance

Chief Executive Officer	75%	75%	150%

President and Chief Operating Officer	60%	60%	120%

Executive Vice President	60%	60%	120%

Senior Vice President and Presidents of principal operating subsidiaries	40%	40%	80%

* * * * * *

      Based on its review of the incentive goals achieved for 2005, the Committee in January 2006 made the following incentive awards for each Named Executive Officer:
2005 Short-term Incentive Cash Awards

	Cash Incentive Awards

	Performance
Name and Position	Attained	Cash Bonus

William F. Hecht— Chairman and Chief Executive Officer	109.9%	$1,236,400

James H. Miller— President and Chief Operating Officer	109.9%	618,200

John R. Biggar— Executive Vice President and Chief Financial Officer	109.9%	353,600

Paul T. Champagne— President-PPL EnergyPlus, LLC	100.8%	201,600

Roger L. Petersen— President-PPL Development Company, LLC	109.9%	200,600

*	Messrs. Miller and Biggar elected to implement an Exchange of $154,550 for 7,180 restricted stock units and $88,400 for 4,100 restricted stock units, respectively.
2005 Long-term Incentive Restricted Stock Unit and Stock Option Awards

	Restricted Stock Unit
	Incentive Awards

	Sustained Financial &		Strategic Objective
	Operational Results		Results

					Stock
	Performance	Award	Performance	Award	Option
Name and Position	Attained	Value	Attained	Value	Awards

William F. Hecht—
Chairman and Chief Executive Officer	110.2%	$929,813	100%	$843,750	368,240

James H. Miller—
President and Chief Operating Officer	110.2%	$495,900	100%	$450,000	155,800

John R. Biggar—
Executive Vice President and Chief Financial Officer	110.2%	$327,294	100%	$297,000	133,140

Paul T. Champagne—
President-PPL EnergyPlus, LLC	110.2%	$176,320	100%	$160,000	75,540

Roger L. Petersen—
President-PPL Development Company, LLC	110.2%	$160,892	100%	$146,000	67,040

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
      In establishing Mr. Hecht’s 2005 salary, the Committee reviewed the salaries of the chief executive officers of the comparison companies referenced above. As a result of this review and directors’ appraisals of Mr. Hecht’s performance, the Committee set his salary at $1,125,000, effective January 1, 2005.

      Based on the Company’s performance on the specific corporate financial and operational goals and strategic objectives discussed above, Mr. Hecht received the cash and restricted stock unit awards outlined in the tables above. His cash award was equal to approximately 109.9% of his salary, and his restricted stock unit awards were equal to approximately 157.7% of his salary and were comprised of 82.7% for sustained financial and operational results and 75% for strategic objective results. In addition, Mr. Hecht was granted stock options in 2005, as described above.
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Performance-based compensation in excess of $1,000,000 is deductible if certain criteria are met, including shareowner approval of applicable plans. In this regard, the Company’s Short-term Incentive Plan is designed to enable the Company to make cash awards to officers that are deductible under Section 162(m); similarly, the Company’s Incentive Compensation Plan enables the Company to make stock option awards under that Plan that are deductible under Section 162(m). Restricted stock awards granted based on sustained financial and operational results may qualify as performance-based compensation under the terms of Section 162(m). The Committee generally seeks ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise the Company’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

The Compensation and Corporate
Governance Committee

E. Allen Deaver, Chair

John W. Conway
Louise K. Goeser
Stuart Heydt

STOCK PERFORMANCE GRAPH
      The following graph depicts the performance of the Company’s common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor’s 500® Index provides some indication of the performance of the overall stock market, and the EEI Index of Investor-owned Electric Utilities reflects the performance of electric utility stocks generally. The EEI Index is a comprehensive, widely recognized industry index that includes approximately 64 investor-owned domestic electric utility companies.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
For PPL Corporation, S&P 500® Index, and
EEI Index of Investor-owned Electric Utilities*

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

PPL Corporation	100.00	79.19	82.12	107.59	135.58	154.55
S&P 500® Index	100.00	88.11	68.64	88.33	97.94	102.75
EEI Index of Investor-owned Electric Utilities	100.00	91.21	77.77	96.04	117.97	136.91

*	Assumes investing $100 on December 31, 2000, and reinvesting dividends in PPL common stock, S&P 500® Index and EEI Index of Investor-owned Electric Utilities.
PROPOSAL 2: RE-APPROVAL OF SHORT-TERM INCENTIVE PLAN
      Shareowners will be asked to re-approve PPL’s Short-Term Incentive Plan for executive officers of PPL and its affiliates. The purpose of the Plan has been and continues to be to advance the interests of PPL and its shareowners by providing incentives in the form of periodic cash bonus awards (“Awards”) to certain senior executives of PPL and its affiliates, thereby motivating such executives to attain corporate performance goals under the Plan and described below while preserving for the benefit of PPL and its affiliates the associated U.S. federal income tax deduction. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limitations on the amount of compensation expense that a publicly held corporation may deduct for income tax purposes. Shareowner approval of the Plan is required so that these cash awards to any “covered employees” can continue to be excluded from the $1 million limit on deductible compensation under Section 162(m) of the Code. Therefore, the Company is seeking shareowner re-approval of the Plan at the Annual Meeting.

SUMMARY DESCRIPTION OF THE PLAN
      The following is a brief summary of the terms of the Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the Plan set forth in Schedule A to this Proxy Statement.
Administration
      The Plan shall be administered by two or more “outside directors” as defined under Section 162(m) of the Code. This function currently is performed by PPL’s Compensation and Corporate Governance Committee (the “Committee”). The Committee shall have the exclusive authority to select the senior executives to be granted Awards under the Plan, to determine the size and terms of the Award, to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award payable to an executive), to determine the time when Awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods, and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code.
Participation
      Awards may be granted to senior executives of PPL and its affiliates who are “covered employees,” as defined in Section 162(m) of the Code, or who the Committee anticipates may become covered employees. An executive to whom an Award is granted shall be a “Participant.”
Awards under the Plan
      A Participant’s Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period which is established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25 percent of that performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; and (xx) independent industry ratings or assessments. The maximum amount of an Award to any Participant with respect to a fiscal year of PPL shall be $2.0 million.
      The Committee shall determine whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Award. No Awards will be paid for that performance period until such certification is made by the Committee. The amount of the Award actually paid to any affected Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee.
Amendment and Termination of the Plan
      The Committee may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Committee may deem appropriate; but in any event the Plan will terminate automatically on December 31, 2011, except that Awards for any performance period ending on or before such date shall continue to be payable hereunder. No amendment, suspension or termination of the Plan shall, without the Participant’s consent, impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan.

Miscellaneous
      The Plan shall be effective as of January 1, 2006. However, if the Plan is not approved, prior to the payment of any Awards, by the affirmative vote of holders of a majority of the shares of PPL present, or represented by Proxy, and entitled to vote, the Plan and all Awards thereunder shall terminate.
The Board of Directors
recommends that shareowners vote FOR Proposal 2

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CHANGE IN CERTIFYING ACCOUNTANT
      Effective March 3, 2006, following the solicitation process described below, PPL dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm (“independent auditor”). PPL had previously announced that the Audit Committee had determined on November 10, 2005 that PwC would be dismissed as PPL’s independent auditor effective upon the completion of its procedures regarding PPL’s financial statements as of and for the year ended December 31, 2005 and the 2005 Annual Report on Form 10-K (in which such financial statements are included). PwC completed its procedures on March 3, 2006, coincident with the filing of PPL’s 2005 Annual Report on Form 10-K.
      PwC’s reports on PPL’s financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain any adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2004 and 2005, and through March 3, 2006, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on PPL’s financial statements for such years, and (ii) there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
      Also as previously announced, on November 10, 2005, the Audit Committee appointed Ernst & Young LLP (“E&Y”) to serve as PPL’s independent registered public accounting firm (“independent auditor”) as of and for the year ending December 31, 2006, for PPL and its subsidiaries. This appointment followed a solicitation and review process conducted by PPL pursuant to the Audit Committee’s previously announced policy to solicit competitive proposals for audit services from independent accounting firms at least once every seven years. During the fiscal years ended December 31, 2004 and 2005, and prior to its engagement, (i) E&Y had not been engaged as PPL’s principal accountant to audit its financial statements or as an independent accountant to audit a significant subsidiary of PPL, and (ii) PPL had not consulted with E&Y regarding (a) the application of accounting principles to any completed or proposed transaction, (b) the type of audit opinion that might be rendered on PPL’s financial statements for such periods, or (c) any other accounting, auditing or financial reporting matter described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      Services provided to PPL and its subsidiaries by PwC in 2005 are described under “FEES TO INDEPENDENT AUDITOR FOR 2005 AND 2004” below.

FEES TO INDEPENDENT AUDITOR FOR 2005 AND 2004
      The following table presents fees billed by PwC for the fiscal years ended December 31, 2005 and December 31, 2004 for professional services rendered for the audit of the Company’s annual financial statements and for fees billed for other services rendered by PwC.

	2005	2004

	(In thousands)
Audit fees(a)	$5,613	$5,840
Audit-related fees(b)	76	162
Tax fees(c)	—	—
All other fees(d)	7	7

(a)	Includes audit of annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC. Also includes approximately $2.8 million for 2005 and $3.7 million for 2004 of fees for audits relating to internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404 Fees”). Because the SOX 404 Fees for 2005 are estimated, this amount may change once final billing is completed by PwC.

(b)	Fees for audits of employee benefit plans and consultation to ensure appropriate accounting and reporting in connection with various business and financing transactions.

(c)	The independent auditor does not provide tax consulting and advisory services to the Company or any of its affiliates.

(d)	Fees for access to a research database licensed by PwC that provides authoritative accounting and reporting guidance.
      Approval of Fees. The Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. The procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the Company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of the Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee no later than its next meeting.
      The Audit Committee approved 100% of the 2005 and 2004 audit and non-audit related fees.
* * * * * *
      Representatives of PwC and E&Y are expected to be present at the Annual Meeting. Each will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
      The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of E&Y. If the shareowners do not ratify the selection of E&Y, the selection of independent auditor will be reconsidered by the Audit Committee.
The Board of Directors
recommends that shareowners vote FOR Proposal 3

SHAREOWNER PROPOSAL
      The Company has been notified that a shareowner, who holds 2,000 shares of the Company’s common stock, intends to present the following proposal for consideration at the Annual Meeting.
PROPOSAL 4: ADOPT SIMPLE MAJORITY VOTE
“RESOLVED: Shareholders recommend that our Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote to the greatest extent possible. This proposal is focused on precluding voting requirements higher than approximately 51%.
“Emil Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.
     75% yes-vote
“This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.
     End Potential Frustration of the Shareholder Majority
“Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 67% vote to make key governance changes at our company, if 66% vote yes and only 1% vote no — only 1% could force their will on the overwhelming 66% majority.
     Progress Begins with One Step
“It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	A 67% shareholder vote was required to make certain key changes — Entrenchment concern.

•	Poison pill: Apparently in response to a 2003 shareholder proposal, our board adopted a policy requiring poison pill shareholder approval, but allowing our board to override the policy and adopt a pill anyway without shareholder approval. According to The Corporate Library, an independent investment research firm in Portland, Maine, this “override” provision undermines the shareholder approval requirement.
“Additionally:

•	We had no Independent Chairman—Independent oversight concern.

•	Our lead director had 14-years director tenure—Independence concern.

•	Cumulative voting was not allowed.

•	Our full board met only 6-times in a year.

•	Our key Audit Committee met only 6-times in a full year.

•	The chair of our Audit Committee had 14 years tenure—Independence concern.
“The above practices show there is room for improvement and reinforce the reason to take one step forward and adopt simple majority vote.
“Adopt Simple Majority Vote”
“Yes on 4”
PPL’S STATEMENT IN RESPONSE
      Your Board of Directors does not support this proposal for the following reasons:
      The shareowner proposal requests that the Board of Directors take each step necessary to amend the Company’s Articles of Incorporation and Bylaws to provide for a majority vote requirement in matters subject to shareowner approval. We believe that the “simple majority” requested by the proposal means a majority of the votes actually cast by shareowners entitled to vote, rather than a majority of the outstanding shares entitled to vote. This is already the standard used for most matters voted on by our shareowners, with the exception of the way your directors are elected and the vote required for certain fundamental corporate matters essential to PPL.
      Our current voting method for directors provides that the nominees who receive the most affirmative votes are elected. It is the standard under Pennsylvania law and is the predominant method employed by public companies in the United States. Adoption of a simple majority voting standard would eliminate this “plurality” voting standard. At this time, there is significant disagreement and debate nationwide as to the potential impact of requiring majority voting for directors and what happens if one or more directors fail to receive majority approval. For example, it is possible that the failure of one or more directors to be elected could incapacitate the Board, render the Company unable to meet certain New York Stock Exchange listing standards (such as the independence requirements), trigger change-of-control provisions under key agreements, increase the costs of soliciting shareowner votes, and discourage qualified candidates from serving as directors. There may also be unforeseen, potentially adverse consequences that could result from a simple majority voting standard. Accordingly, the Company believes it is premature for shareowners to be asked to approve simple majority voting for the election of directors.
      The current voting method for the election of our directors has served the Company and its shareowners well. Shareowners have consistently elected qualified and independent directors by significant affirmative votes. In fact, over the past 10 years, withhold votes for the election of directors have averaged only 2.7%. We believe that the resulting quality of our Board is reflected in the financial performance of our Company. Over the last five years, PPL has significantly outperformed the S&P 500® Index and an index of investor-owned utilities (see page 21).
      In addition to the impact on the election of directors, this proposal would require substantial revisions to our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Company contain a higher, two-thirds voting threshold for certain fundamental corporate matters, including amendments to the Articles of Incorporation and Bylaws of the Company related to provisions critical to the continued good governance of the Company. If a simple majority is adopted, as little as 25.1% of the outstanding voting power of the Company could approve fundamental corporate changes that now require an appropriately higher vote. This could occur if only 50.1% of the shares are present at a shareowners’ meeting and a proposal receives a majority of the votes cast. Your Board of Directors believes that more meaningful voting requirements are appropriate for issues that could have a long-lasting effect on the Company.
      PPL has a longstanding and well-documented commitment to sound corporate governance policies and practices, which ensure that the Company is governed in accordance with high standards of ethics, integrity and accountability and in the best interests of our shareowners. As part of our commitment to consider ways in which we can better serve our corporate governance ideals and the interests of the shareowners, the Board is monitoring and will continue to monitor ongoing discussions relating to majority voting standards. At such time as we have all the relevant information before us, we will take appropriate actions consistent with our commitment to the highest standards of corporate governance.
      For the reasons set forth above, the Board of Directors requests the support of shareowners in voting AGAINST this proposal.
The Board of Directors
recommends that shareowners vote AGAINST Proposal 4
OTHER MATTERS
      The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter is properly brought before the meeting that requires a vote of the shareowners, it is intended that the persons named as proxies will vote in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with their best judgment.
ADDITIONAL INFORMATION
      Method and Expense of Solicitation of Proxies. The cost of soliciting Proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit Proxies in person, over the Internet, by telephone, or facsimile. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of Proxies for the Annual Meeting. It is expected that the remuneration to Innisfree for its services will not exceed $12,500. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send Proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.
      Householding. Beneficial owners of common stock in street name may receive a notice from their broker, bank or other intermediary stating that only one proxy statement and/or other shareholder communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce PPL’s printing, shipping, and postage costs. Beneficial owners who participate in householding will continue to receive separate proxy forms. However, if any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, then he or she must contact the broker, bank or other intermediary with a notice of revocation. Any shareowner may obtain a copy of such documents from PPL at the address and phone number listed on the back cover page of this Proxy Statement.
      Shareowner Proposals for the 2007 Annual Meeting. To be included in the proxy material for the 2007 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the Company no later than November 20, 2006. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2007 Annual Meeting.

By Order of the Board of Directors,
Robert J. Grey
Secretary
March 20, 2006

SCHEDULE A
PPL CORPORATION SHORT-TERM INCENTIVE PLAN
Section 1.     Purpose.
      The purpose of the Short-Term Incentive Plan (the “Plan”) is to advance the interests of PPL Corporation (“PPL”), and its shareholders by providing incentives in the form of periodic bonus awards (“Awards”) to certain senior executive employees of PPL and its affiliates, thereby motivating such executives to attain corporate performance goals articulated under the Plan.
Section 2.     Administration.
      (a) The Plan shall be administered by two or more “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise determined by PPL’s Board of Directors, who have been designated by PPL’s Board of Directors to act as the committee (the “Committee”).
      (b) The Committee shall have the exclusive authority to select the senior executives to be granted Awards under the Plan, to determine the size and terms of the Award (subject to the limitations imposed on Awards in Section 4 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award payable to an executive), to determine the time when Awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods, and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret that Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall be final, conclusive and binding on all parties concerned.
Section 3.     Participation.
      Awards may be granted to senior executives of PPL and its affiliates who are “covered employees,” as defined in Section 162(m) of the Code, or who the Committee anticipates may become covered employees. An Executive to whom an Award is granted shall be a “Participant.”
Section 4.     Awards under the Plan.
      (a) A Participant’s Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period which is established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25 percent of that performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; and (xx) independent industry ratings or assessments. The foregoing criteria may relate to PPL, one or more of its affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount of an Award to any Participant with respect to a fiscal year of PPL shall be $2.0 million.

      (b) The Committee shall determine whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Award. No Awards will be paid for that performance period until such certification is made by the Committee. The amount of the Award actually paid to any affected Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion during the calendar year that follows the end of the applicable performance period; provided however, that a Participant may, if and to the extent permitted by the Committee and consistent with the requirements of Section 409A of the Code, elect to defer payment of an Award.
      (c) The provisions of this Section 4 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by PPL or its affiliates of the payment of Awards.
Section 5.     Amendment and Termination of the Plan.
      (a) The Committee may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Committee may deem appropriate; but in any event the Plan will terminate automatically on December 31, 2011, except that Awards for any performance period ending on or before such date shall continue to be payable hereunder.
      (b) No amendment, suspension or termination of the Plan shall, without the Participant’s consent, impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan.
Section 6.     Miscellaneous Provisions.
      (a) Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of PPL or an affiliate.
      (b) A Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death or disability) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to PPL or any of its affiliates by the Participant. Any attempted assignment or transfer, hypothecation or encumbrance shall be void and of no effect.
      (c) PPL and its affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.
      (d) Each person who is or at any time serves as a member of the Committee or PPL’s Board of Directors shall be indemnified and held harmless by PPL against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give PPL an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of PPL, as a matter of law, or otherwise, or any power that PPL may have to indemnify such person or hold such person harmless.

      (e) Each member of the Committee and PPL’s Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, PPL and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee or PPL’s Board of Directors be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.
      (f) All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.
      (g) The Plan shall be effective as of January 1, 2006. However, if the Plan is not approved, prior to the payment of any Awards, by the affirmative vote of holders of a majority of the shares of PPL present, or represented by Proxy, and entitled to vote, the Plan and all Awards thereunder shall terminate.

      PPL Investor Services: For questions about PPL Corporation or its subsidiaries, or information concerning:
Lost Dividend Checks
Bond Interest Checks
Direct Deposit of Dividends
Bondholder Information
      Please contact:
Manager—PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101
Toll Free: 1-800-345-3085
FAX: 610-774-5106
Via e-mail: invserv@pplweb.com
      Wells Fargo Shareowner Services:  For information concerning:
PPL’s Dividend Reinvestment Plan
Stock Transfers
Lost Stock Certificates
Certificate Safekeeping
      Please contact:
Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139
Toll Free: 1-866-280-0245
Outside U.S.: 651-453-2129
      PPL, PPL Energy Supply, LLC and PPL Electric Utilities Corporation file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2005 is available without charge by writing to the Investor Services Department at the address printed above, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.
     Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your Proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the Web site address on your Proxy or follow the instructions that you will be given after dialing the toll-free number on your Proxy. You may also mark, date, sign and mail the accompanying Proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

PPL CORPORATION
ANNUAL MEETING OF SHAREOWNERS
FRIDAY, APRIL 28, 2006
10 A.M.
HOLIDAY INN CONFERENCE CENTER
FOGELSVILLE, PA
If you have consented to access the annual report and proxy information electronically, you may view it by going to PPL Corporation’s Web site. You can get there by typing in the following address: http://www.pplweb.com
If you have not previously consented, but would like to access the annual report and proxy materials electronically next year, please give your consent by going to the following site address: http://www.econsent.com/ppl/

PPL Corporation Two North Ninth Street Allentown, PA 18101	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2006.
William F. Hecht, John R. Biggar and E. Allen Deaver, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on April 28, 2006, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3, and “AGAINST” Item 4.
By signing the proxy, you revoke all prior proxies and appoint William F. Hecht, John R. Biggar and E. Allen Deaver, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 27, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/ppl/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 27, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do NOT mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1.	Election of directors:	01 John W. Conway	03 James H. Miller	☐	Vote FOR	☐	Vote WITHHELD
		02 E. Allen Deaver	04 Susan M. Stalnecker		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Re-approval of Short-Term Incentive Plan	☐	For	☐	Against	☐	Abstain

3.	Ratification of the Appointment of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST Item 4.

4.	Shareowner Proposal	☐	For	☐	Against	☐	Abstain
Address Change? Mark Box      ☐      Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Admission Ticket
PPL Corporation Annual Meeting of Shareowners
10 a.m., April 28, 2006
Holiday Inn Conference Center
Fogelsville, Pennsylvania
March 20, 2006
Dear Shareowner,
      It is a pleasure to invite you to attend the 2006 Annual Meeting of Shareowners, which will be held at 10 a.m. on Friday, April 28, 2006. Please note that the location of the Annual Meeting has changed this year. The Annual Meeting will be held at the Holiday Inn Conference Center, in Fogelsville, near the intersection of I-78 and Route 100, west of Allentown. For your convenience, a map showing our new meeting location, along with written directions, is enclosed.
      Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations, and a question-and-answer period will follow.
      We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting. Please follow the instructions on the enclosed proxy card for voting over the Internet, by telephone or by returning your proxy. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.
      Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

William F. Hecht
Chairman and Chief Executive Officer

DIRECTIONS
TO
PPL CORPORATION
ANNUAL MEETING OF SHAREOWNERS
Friday, April 28, 2006
10 a.m.
HOLIDAY INN CONFERENCE CENTER
FOGELSVILLE, PENNSYLVANIA

●	FROM I-78, EXIT AT ROUTE 100 SOUTH
(EXIT #49A - TREXLERTOWN)

●	PROCEED ABOUT .7 MILE SOUTH ON ROUTE 100

●	TURN RIGHT AT THE FIRST LIGHT (PENN DRIVE) AND STAY IN THE RIGHT LANE

●	TAKE THE NEXT RIGHT (SYCAMORE ROAD)

●	AT THE STOP SIGN (ADRIENNE DRIVE), STAY STRAIGHT ALL THE WAY TO THE HOLIDAY INN

Highlight Detail
Rte 100
Adrienne Dr.
Sycamore Rd.
Light at Penn Dr.
Penn Dr.
Rte 100
To Scranton/Wilkes-Barre/Hazelton
To I-80, I-81
To Poconos
To I-80, I-380
Rte 33
I-476
N.E. Extension PA Turnpike
Rte 309 N
US 22
To Easton/NewJersey
Bethlehem
Lehigh Valley Interchange
Rte 309 N
US 22
Tilghman Street
Rte 33
I-78/22 Exit for Rt. 100
Rte 100 N
Tilghman Street
Hamilton Blvd
Allentown
I-78
I-78
I-78
Cetronia
I-78
To Harrisburg
Rte 100 S
Holiday Inn - Fogelsville
N.E. Extension PA Turnpike
I-476
Hamilton Blvd.
US Rte 222
Rte 309 S
Emmaus
To Quakertown
To Kutztown/Reading/Lancaster
Kutztown Rd.
Trexlertown
To Philadelphia
Rte 100 S
N
W
E
S

RE: ANNUAL MEETING OF SHAREOWNERS
April 28, 2006
PPL CORPORATION
To: Participants in the Employee Stock Ownership Plan:
     Mellon Bank, N.A., as Trustee, is forwarding to you the enclosed materials which relate to shares of PPL Corporation Common Stock credited to your account under the Plan. As a participant in the Plan, you are entitled to instruct the Trustee, as record owner of your Plan shares as to how to vote your shares. Full and fractional shares credited to your account under the Plan as of February 28, 2006 will be voted by the Trustee, in accordance with your instructions. Shares that are voted will be held in confidence by the Trustee.
     Please review the information carefully and indicate how you wish your shares to be voted at the Annual Meeting. Mark, sign, date and use the return envelope for mailing your ballot to Mellon Bank’s agent for tabulation. Please return your signed ballot by April 25, 2006. If you wish to vote by phone or Internet, please follow the enclosed instructions.
     If you do not return your ballot, or return it unsigned, or do not vote by phone or Internet, the Plan provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions.
     The enclosed ballot reflects the recent allocation of Common Stock to your account for Plan year 2005. For each $10,000 in compensation (up to $80,000) you received in 2005, 1.211 shares were allocated to your account. For each $100 of dividends you received on Plan shares in 2005, 2.479 shares were allocated to your account. Details of this allocation will be shown on your statement of account for April. Note that if you were not an active employee during 2005 and had no PPL W-2 earnings, this paragraph does not apply.

THIS BALLOT WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSAL 4.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of Directors:

01 03	John W. Conway James H. Miller	02 04	E. Allen Deaver Susan M. Stalnecker	FOR all nominees listed (except as indicated)	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐
(INSTRUCTION: To withhold authority to vote for any indicated nominee, write that nominee’s name on the line below.)

		FOR	AGAINST	ABSTAIN
2.	Re-approval of Short-Term Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
The Board of Directors Recommends a Vote AGAINST Item 4.

		FOR	AGAINST	ABSTAIN
4.	Shareowner Proposal	☐	☐	☐

Dated:	, 2006

Signature of Shareowner

Signature if held jointly
Please sign exactly as your name(s) appear on the ballot. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the ballot.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time on April 25, 2006.
Your Internet or telephone vote authorizes the Trustee of the ESOP to vote your shares in the same manner as if you marked, signed and returned your ballot.

Internet http://www.proxyvoting.com/ppl		Telephone 1-866-540-5760		Mail
Use the Internet to vote your ballot. Have your ballot card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your ballot. Have your ballot card in hand when you call. Follow the instructions the voice provides you.	OR	Mark, sign and date your ballot and return it in the enclosed postage-paid envelope.

If you vote your ballot by Internet or by telephone,
you do NOT need to mail back your ballot.
You can view the Annual Report and Proxy Statement
on the Internet at www.pplweb.com

PPL CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
CONFIDENTIAL BALLOT
     This is a ballot for voting your shares of PPL Corporation Common Stock held in the ESOP Plan. Please complete the ballot and return in the envelope provided or vote by phone or the Internet. Mellon Bank, N.A., as Trustee of the Plan, will vote shares held in your ESOP Account as directed on the ballot at the Annual Meeting of Shareowners of PPL Corporation to be held on April 28, 2006.
     If you do not return your ballot, or return it unsigned, or do not vote by phone or Internet, the Plan provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions.
     Please review the information carefully and indicate how you wish your shares to be voted at the Annual Meeting. Mark, sign, date and use the return envelope for mailing your ballot (if you do not vote by phone or Internet) to Mellon Bank’s agent for tabulation. Timely receipt of your instructions on a signed ballot form or by phone or Internet is extremely important.
     This ballot must be received by the close of business on April 25, 2006 in order for your vote to be counted.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
Admission Ticket
PPL Corporation Annual Meeting of Shareowners
10 a.m., April 28, 2006
Holiday Inn Conference Center
Fogelsville, Pennsylvania
March 20, 2006
Dear ESOP Participant,
     It is a pleasure to invite you to attend the 2006 Annual Meeting of Shareowners, which will be held at 10 a.m. on Friday, April 28, 2006. Please note that the location of the Annual Meeting has changed this year. The Annual Meeting will be held at the Holiday Inn Conference Center, in Fogelsville, near the intersection of I-78 and Route 100, west of Allentown. For your convenience, a map showing our new meeting location, along with written directions, is enclosed.
     Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations and a question-and-answer period will follow.
     We hope you will be able to attend in person. If you plan to attend the meeting, please detach and bring this admission ticket with you to the meeting. Please follow the instructions on the ballot card for voting over the Internet, by telephone or by detaching and returning your ballot. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.
     Your vote is important. Whether you hold one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.
Sincerely,
William F. Hecht
Chairman and Chief Executive Officer